Exhibit 99:
News Release

HYDROFLO, INC. ANNOUNCES RE-EVALUATION OF BUSINESS PLANS

APEX, N.C. - May 24, 2006 -- HydroFlo, Inc. Chief Executive Officer, Neal Hill, announced today that the company will re-evaluate its business plans. Hill, who became CEO of HydroFlo, Inc. six weeks ago, said that he still is performing thorough due diligence on HydroFlo, Inc. and its five portfolio companies, and that extensive restructuring is under consideration.

Metals and Arsenic Removal Technology, Inc. (MARTI), a subsidiary of HydroFlo, Inc., has not become a separate publicly traded company as was reported earlier this year. That report was premature, in that only the first stage of several stages required for a “spin-out” was completed. MARTI is an international provider of water treatment solutions: treating water for municipal, industrial and residential customers. MARTI markets, designs, builds and installs water filtration and treatment systems for the removal of arsenic in drinking water.

HydroFlo, Inc. is a business development company, as defined by the Investment Act of 1940. Headquartered in Apex, North Carolina, HydroFlo’s mission is to acquire and develop innovative technologies and businesses that will improve the quality of water throughout the world by means of detection, treatment and removal of contaminants.

Statements in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Exchange Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the Company’s future expectations and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties that are subject to change at any time, the Company’s actual operations and results may differ materially from the statements in this release.

Contact: Neal Hill, nhill@hydroflo-inc.com, 919-772-9925.